AIP ALTERNATIVE STRATEGIES FUNDS
FIRST AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of November 1, 2009, to the Fund Administration Servicing Agreement, dated as of April 28, 2006, (the "Fund Administration Agreement"), is entered into by and among HATTERAS ALTERNATIVE MUTUAL FUNDS, LLC f/k/a ALTERNATIVE INVESTMENT PARTNERS, LLC, a Delaware limited liability company (the “Adviser”), AIP ALTERNATIVE STRATEGIES FUNDS, a Delaware business trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Agreement; and

WHEREAS, the parties desire to amend the Fund Administration Agreement; and

WHEREAS, Section 10 of the Fund Administration Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A is hereby superseded and replaced with Exhibit A attached hereto.

Exhibit B is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Fund Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HATTERAS ALTERNATIVE MUTUAL FUNDS, LLC	U.S. BANCORP FUND SERVICES, LLC

By: /s/ J. Michael Fields	By: /s/ Michael R. McVoy
Printed Name: J. Michael Fields	Printed Name: Michael R. McVoy
Title: COO	Title: Executive Vice President

AIP ALTERNATIVE STRATEGIES FUNDS

By: /s/ J. Michael Fields
Printed Name: J. Michael Fields
Title: Secretary

Exhibit A
to the AIP Alternative Strategies Funds
Fund Administration Servicing Agreement

Separate Series of  AIP Alternative Strategies Funds

Name of Series

Alpha Hedged Strategies Fund – No Load Class and Class C
Beta Hedged Strategies Fund – No Load Class and Class C

Exhibit B to the Fund Administration Servicing Agreement Fee Schedule of AIP Alternative Strategies Funds and Underlying Funds Trust Effective November 1, 2009
Annual Fee Based Upon Market Value of Complex*Note 1
        $[__] on the first $[__] million
        [__] basis points on the next $[__] million
        [__] basis points on the balance
P      Plus sub-advisor fee of $[__] per advisor
P      *Minimum annual fee based on six funds with four classes.
          Additional fee is $[__] per fund and $[__] per class.
Additional Services Note 1, 2
▪ $[__] /year

Chief Compliance Officer Support
USBFS provides on-going support to the fund’s CCO’s including:
▪ Daily consulting and responding to inquiries and requests
▪ Periodic reporting and conference calls with all CCO’s
▪ Periodic forums for USBFS CCO to meet with client CCO’s
▪ Quarterly certifications and reporting on procedures and compliance events
▪ Access to CCO portal

Annual Legal Administration
Legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements.

Pre- and Post-Tax Performance Reporting

GainsKeeper – Automated Wash Sale Service

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, , proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from board of directors meetings, third party auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.

Additional Services
Available but not included above are the following services –  Daily Compliance Services and SEC §15(c) reporting.

Conversion and extraordinary services quoted separately.

Note 1:  Fees are billed monthly and subject to annual CPI increase, Milwaukee MSA.
Note 2:  Additional services include Chief Compliance Officer Support, Annual Legal Administration, Pre and Post Tax Performance Reporting  and GainsKeeper as stated above